Filed Pursuant to Rule 433
Registration No. 333-269983
June 11, 2025
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated June 9, 2025)

Issuer:	Alabama Power Company (the "Company")
Security:	Series 2025B Floating Rate Senior Notes due August 15, 2075 (the "Series 2025B Senior Notes")
Expected Ratings:*	A1(Stable)/A(Stable)/A+(Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$100,000,000
Initial Public Offering Price:	100%
Maturity Date:	August 15, 2075
Interest and Interest Payment Dates:
Floating rate based on Compounded SOFR (calculated as described in the Preliminary Prospectus Supplement), minus 0.35%, calculated quarterly, and payable on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2025

Optional Redemption:
On or after August 15, 2055, the Company may redeem the Series 2025B Senior Notes at its option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the twelve-month periods beginning on August 15 as set forth below:

	Twelve-Month Period Beginning on	Redemption Price
	August 15, 2055	105.00%
	August 15, 2056	104.50%
	August 15, 2057	104.00%
	August 15, 2058	103.50%
	August 15, 2059	103.00%
	August 15, 2060	102.50%
	August 15, 2061	102.00%
	August 15, 2062	101.50%
	August 15, 2063	101.00%
	August 15, 2064	100.50%
	August 15, 2065	100.00%
	and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date

Repayment at Option of Holder:
The Series 2025B Senior Notes will be repayable at the option of a holder of the Series 2025B Senior Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) as set forth below:

	Repayment Date	Repayment Price
	August 15, 2026	98.00%
	February 15, 2027	98.00%
	August 15, 2027	98.00%
	February 15, 2028	98.00%
	August 15, 2028	98.00%
	February 15, 2029	98.00%
	August 15, 2029	98.00%
	February 15, 2030	98.00%
	August 15, 2030	98.00%
	February 15, 2031	99.00%
	August 15, 2031	99.00%
	February 15, 2032	99.00%
	August 15, 2032	99.00%
	February 15, 2033	99.00%
	August 15, 2033	99.00%
	February 15, 2034	99.00%
	August 15, 2034	99.00%
	February 15, 2035	99.00%
	August 15, 2035	99.00%
	February 15, 2036	99.00%
	August 15, 2036	100.00%

and on August 15 of every second year thereafter, through and including August 15, 2072, at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date

Format:	SEC Registered
Denominations:	$1,000 and integral multiples of $1,000
CUSIP/ISIN:	010392 GD4/US010392GD46
Trade Date:	June 11, 2025
Expected Settlement Date:	June 13, 2025 (T+2)
Book-Running Managers:	Morgan Stanley & Co. LLC UBS Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2619, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or UBS Securities LLC toll free at 1-833-481-0269.